CONSENT OF INDEPENDENT  REGISTERED PUBLIC ACCOUNTING  FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-IA of our report dated July 30, 2013, relating to the financial statements and financial highlights of Queens Road Value Fund and Queens Road Small Cap Value Fund, each a series of Bragg Capital Trust, for the year ended May 31, 2013, and to the references to our firm under the headings "Financial Highlights" in the Prospectus and "Other Service Providers" in the Statement of Additional Information.

Cohen Fund Audit Services, Ltd. Cleveland, Ohio
September 25, 2013